Exhibit 4.8

THE SECURITIES REPRESENTED BY THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS OR (B) AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT.  NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.  ANY TRANSFEREE OF THIS WARRANT SHOULD CAREFULLY REVIEW THE TERMS OF THIS WARRANT, INCLUDING SECTION 2(e) HEREOF.  THE SECURITIES REPRESENTED BY THIS WARRANT MAY BE LESS THAN THE NUMBER SET FORTH ON THE FACE HEREOF PURSUANT TO SECTION 2(e) HEREOF.

SOCIAL REALITY, INC.

WARRANT TO PURCHASE CLASS A COMMON STOCK

Warrant No.: SRW – 001	Number of Shares: 2,900,000

Date of Issuance: October 30, 2014

Social Reality, Inc., a Delaware corporation (the “Company”), hereby certifies that, for Ten United States Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, VPC SBIC I, LP, a Delaware limited partnership, the registered holder hereof, or its successors or permitted assigns (the “Holder”), is entitled, subject to the terms and conditions set forth below, to purchase from the Company, at any time or times on or after the date hereof, but not after 11:59 P.M. New York City time on the Expiration Date (as defined herein) Two Million Nine Hundred Thousand (2,900,000) fully paid nonassessable shares of Common Stock (as defined in Section 1(b)) of the Company, subject to adjustment as hereinafter provided (the “Warrant Shares”), at the Warrant Exercise Price (as defined in Section 1(b)); provided, however, that in no event shall the Holder be entitled or required to exercise this Warrant for a number of Warrant Shares in excess of that number of Warrant Shares that, upon giving effect to such exercise, would cause the aggregate number of shares of Common Stock beneficially owned by the Holder and its Affiliates and any other Person whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act (including shares held by any “group” of which the Holder is a member) to exceed 4.99% of the outstanding shares of the Common Stock following such exercise.  For purposes of the foregoing proviso, the aggregate number of shares of Common Stock beneficially owned by the Holder and its Affiliates shall include the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which the determination of such proviso is being made, but shall exclude shares of Common Stock that

1

would be issuable upon (i) exercise of the remaining, unexercised Financing Warrants (as defined in Section 1(a) below) beneficially owned by the Holder and its Affiliates and any other Person whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act and (ii) exercise, conversion or exchange of the unexercised, unconverted or unexchanged portion of any other securities of the Company beneficially owned by the Holder and its Affiliates and any other Person whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act subject to a limitation on conversion, exercise or exchange analogous to the limitation contained herein.  For purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and applicable regulations of the Securities and Exchange Commission, and, except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act.  For purposes of this Warrant, in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company’s most recent periodic report filed on Form 10-K or Form 10-Q, (2) a more recent public announcement by the Company or (3) any other written (including e-mail) notice by the Company or its transfer agent setting forth the number of shares of Common Stock outstanding.  Upon the written request of the Holder, the Company shall promptly, but in no event later than two Business Days following the receipt of such request, confirm in writing to the Holder the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion, exercise or exchange of securities of the Company, including this Warrant, by the Holder and its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported.

Section 1.

(a)

Financing Agreement.  This Warrant is one of the warrants issued pursuant to that certain Financing Agreement, dated as of October 30, 2014, among the Company, the guarantors party thereto, Holder and the other lenders party thereto and Victory Park Management, LLC, as administrative agent and collateral agent for the lenders party thereto (as such agreement may be amended from time to time as provided therein, the “Financing Agreement”), or issued in exchange or substitution therefor or replacement thereof (all such warrants being collectively referred to as the “Financing Warrants”).  Each capitalized term used, and not otherwise defined, herein shall have the meaning ascribed thereto in the Financing Agreement.

(b)

Definitions.  The following words and terms used in this Warrant shall have the following meanings:

(i)

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law to remain closed.

(ii)

“Common Stock” means (A) the Company’s Class A Common Stock, par value $0.001 per share, and (B) any capital stock into which such Class A Common Stock shall have been changed or any capital stock resulting from a reclassification of such Class A Common Stock.

(iii)

“Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exchangeable or exercisable for Common Stock.

(iv)

“dollar” or “$” means U.S. dollars.

(v)

“Enterprise Value” means (1) the product of (A) the number of issued and outstanding shares of Common Stock on the date the Company delivers the Major Transaction Notice, multiplied by (B) the Weighted Average Price for the Common Stock on such date, plus (2) the amount of the Company’s and its Subsidiary debt as shown on a consolidated basis on the latest balance sheet filed with the SEC prior to the date the Company delivers the Major Transaction Notice (the “Current Balance Sheet”), less (3) the amount of cash and cash equivalents of the Company and its Subsidiaries as shown on a consolidated basis on the Current Balance Sheet.

(vi)

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(vii)

“Expiration Date” means the date that is five years after the Warrant Date (as defined in Section 14) or, if such date does not fall on a Business Day, then the next Business Day.

(viii)

“Major Transaction” means each of the following:

(1)

the consolidation, merger or other business combination of the Company with or into another Person (other than a consolidation, merger or other business combination in which holders of the Company’s voting power immediately prior to the transaction continue after the transaction to hold, directly or indirectly, a majority of the combined voting power of the surviving entity or entities entitled to vote generally for the election of a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities);

(2)

the sale or transfer of (A) all or substantially all of the Company’s assets (including, for the avoidance of doubt, all or substantially all of the assets of the Company and its Subsidiaries in the aggregate) or (B) assets of the Company (including, for the avoidance of doubt, assets of the Company and its Subsidiaries in the aggregate) for a purchase price equal to more than 50% of the Enterprise Value (as defined above) of the Company;

(3)

the consummation of a purchase, tender or exchange offer made to and accepted by the holders of more than the 50% of the outstanding shares of Common Stock;

(4)

the acquisition by any Person or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty-five percent (35%) or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; or

(5)

any change in the composition of the board of directors of the Company such that the individuals who, as of the Warrant Date, constituted the board of directors of the Company cease for any reason to constitute at least a majority of the board of directors of the Company.

(ix)

“Options” means any rights, warrants or options to subscribe for or purchase any Common Stock or Convertible Securities.

(x)

“Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization or a government or any department or agency thereof or any other legal entity.

(xi)

“Principal Market” means, with respect to the Common Stock or any other security, the principal securities exchange or trading market for the Common Stock or such other security.

(xii)

“Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations promulgated by the Securities and Exchange Commission thereunder.

(xiii)

“Trading Day” means any day on which the Common Stock or other security, as applicable, is traded on its Principal Market; provided that “Trading Day” shall not include any day on which the Principal Market is open for trading for less than 4.5 hours.

(xiv)

“Warrant” means this Warrant and all warrants issued in exchange, transfer or replacement thereof pursuant to the terms of this Warrant.

(xv)

“Warrant Exercise Price” shall be equal to, with respect to any Warrant Share, $1.00, subject to adjustment as hereinafter provided.

(xvi)

“Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on its Principal Market during the period beginning at 9:30 a.m. New York City time (or such other time as its Principal Market publicly announces is the official open of trading) and ending at 4:00 p.m. New York City time (or such other time as its Principal Market publicly announces is the official close of trading) as reported by Bloomberg Financial Markets (or any successor thereto) (“Bloomberg”) through its “Volume at Price” functions, or if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30 a.m. New York City time (or such other time as over-the-counter market publicly announces is the official open of trading), and ending at 4:00 p.m. New York City time (or such other time as such over-the-counter market publicly announces is the official close of trading) as reported by Bloomberg, or, if no dollar volume-

weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group, Inc. (or any successor thereto).  If the Weighted Average Price cannot be calculated for such security on such date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder.  If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 2(d) below.  All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during any period during which the Weighted Average Price is being determined.

Section 2.

Exercise of Warrant.

(a)

Subject to the terms and conditions hereof, this Warrant may be exercised by the Holder hereof then registered on the books of the Company, in whole or in part, at any time on any Business Day on or after the opening of business on the date hereof and prior to 11:59 P.M. New York City time on the Expiration Date by (i) delivery of a written notice, in the form of the exercise notice attached as Exhibit A hereto (the “Exercise Notice”), of such Holder’s election to exercise this Warrant, which notice shall specify the number of Warrant Shares to be purchased and, if such exercise is conditioned upon consummation of a Major Transaction (as defined below) or an Organic Change (as defined below) or any other transaction (such Major Transaction, Organic Change or other transaction, an “Exercise Trigger Transaction”), such condition to exercise, (ii) payment to the Company of an amount equal to the product of the Warrant Exercise Price multiplied by the number of Warrant Shares as to which this Warrant is being exercised (such product, the “Aggregate Exercise Price”), by check or wire transfer of funds or through a reduction of an amount of principal outstanding under a Note or Notes held by the Holder in accordance with Section 2.3(e) of the Financing Agreement, and (iii) if required by Section 2(e), unless the Holder has previously delivered this Warrant to the Company and it or a new replacement Warrant has not yet been delivered to the Holder, the surrender to a common carrier for overnight delivery to the Company as soon as practicable following such date, of this Warrant (or an indemnification undertaking, in customary form, with respect to this Warrant in the case of its loss, theft or destruction pursuant to Section 12); provided, that if such Warrant Shares are to be issued in any name other than that of the Holder, such issuance shall be deemed a transfer and the provisions of Section 7 shall be applicable.  Notwithstanding anything to the contrary contained herein, the Holder may elect, in connection with an exercise that is contingent upon an Organic Change, that such exercise be effected contemporaneously with such Organic Change and that the Holder will acquire and receive in lieu of or in addition to (as the case may be) the Warrant Shares immediately theretofore acquirable and receivable upon such exercise of this Warrant, such shares of stock, securities or assets of the Acquiring Entity (as defined below) that would have been issued or payable in such Organic Change with respect to or in exchange for the number of Warrant Shares that would have been acquirable and receivable upon such exercise of this Warrant as of the date of such Organic Change.  In the event of any exercise of the rights represented by this Warrant in compliance with this Section 2(a), on or before the second Business Day (the “Warrant Share Delivery Date”) following the date of its receipt of the Exercise Notice, the Aggregate Exercise Price (including through a reduction in principal outstanding under applicable Notes in accordance with the Financing Agreement) and, if required by Section 2(e) (unless the Holder has previously delivered this Warrant to the

Company and a new or replacement Warrant has not yet been delivered to the Holder), this Warrant (or an indemnification undertaking, in customary form, with respect to this Warrant in the case of its loss, theft or destruction, pursuant to Section 12) (the “Exercise Delivery Documents”) (or, if the exercise of this Warrant is conditioned upon the consummation of an Exercise Trigger Transaction, on the date of (and immediately prior to) the consummation of such Exercise Trigger Transaction), the Company shall, at the option of the Holder, (A) issue such aggregate number of shares of Common Stock to which the Holder shall be entitled electronically in the name of the Holder or its designee through the Direct Registration System (DRS) of The Depository Trust Company (“DTC”) or, if the Holder or its designee is eligible to receive shares through DTC, credit such aggregate number of shares of Common Stock to the Holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal At Custodian system, or (B) issue and deliver to the address specified in the Exercise Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled.  Upon the latest of (x) the date of delivery of the Exercise Notice, (y) the date of delivery of the Aggregate Exercise Price referred to in clause (ii) above (including through a reduction in principal outstanding under applicable Notes in accordance with the Financing Agreement), and (z) if the exercise of this Warrant is conditioned upon the consummation of an Exercise Trigger Transaction, the date of such consummation, the Holder shall be deemed for all purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised (the date thereof being referred to as the “Deemed Issuance Date”), irrespective of the date of delivery of this Warrant as required by clause (iii) above or the certificates evidencing such Warrant Shares.

(b)

If this Warrant is submitted for exercise, as may be required by Section 2(e), and unless the rights represented by this Warrant shall have expired or shall have been fully exercised, the Company shall, as soon as practicable and in no event later than three Business Days after receipt of this Warrant (the “Warrant Delivery Date”) and at its own expense, issue a new Warrant identical in all respects to this Warrant, except that it shall represent rights to purchase the number of Warrant Shares purchasable immediately prior to such exercise under this Warrant, less the number of Warrant Shares with respect to which such Warrant is exercised.

(c)

No fractional shares of Common Stock are to be issued upon the exercise of this Warrant, but rather the number of shares of Common Stock issued upon exercise of this Warrant shall be rounded up or down to the nearest whole number (with 0.5 rounded up).

(d)

If the Company shall fail for any reason or for no reason (x) to issue and deliver to the Holder within two Business Days of receipt of the Exercise Delivery Documents a certificate for the number of shares of Common Stock to which the Holder is entitled, or to issue electronically in the name of the Holder or its designee through the Direct Registration System (DRS) of DTC such number of shares of Common Stock to which the Holder is entitled upon the Holder’s exercise of this Warrant, or to credit the Holder’s or its designee’s balance account with DTC for such number of shares of Common Stock to which the Holder is entitled upon the Holder’s exercise of this Warrant or (y) to issue and deliver to the Holder on the Warrant Delivery Date a new Warrant for the number of shares of Common Stock to which the Holder is entitled pursuant to Section 2(b), if any, then the Company shall, in addition to any other remedies under this Warrant or the Financing Agreement or otherwise available to the Holder, including any indemnification under Section 13.12 of the Financing Agreement, pay as additional damages in cash to the Holder on each day after such second Business Day that such shares of Common Stock are not issued and delivered to the Holder or its designee, in the case of clause (x) above, or such third Business Day that such Warrant is not delivered, in the case of clause (y) above, an amount equal to the sum of (i) two percent (2%) of the product of (A) the number of shares of Common Stock not issued to the Holder or its designee on or prior to the Warrant Share Delivery Date and (B) the Weighted Average Price of the Common Stock on the Warrant Share Delivery Date, in the case of the failure to deliver Common Stock, and (ii) if the Company has failed to deliver a Warrant to the Holder on or prior to the Warrant Delivery Date, two percent (2%) of the product of (X) the number of shares of Common Stock issuable upon exercise of the Warrant as of the Warrant Delivery Date, and (Y) the Weighted Average Price of the Common Stock on the Warrant Delivery Date.  Alternatively, at the election of the Holder made in the Holder’s sole discretion, the Company shall (I) pay to the Holder, in lieu of the additional damages referred to in the preceding sentence (but in addition to all other available remedies that the Holder may pursue hereunder and under the Financing Agreement (including indemnification pursuant to Section 13.12 thereof)), 110% of the amount that (1) the Holder’s total purchase price (including brokerage commissions, if any) for shares of Common Stock purchased to make delivery in satisfaction of a sale by such holder of the shares of Common Stock to which the Holder is entitled but has not received upon an exercise, exceeds (2) the net proceeds received by the Holder from the sale of the shares of Common Stock to which the Holder is entitled but has not received upon such exercise, and (II) in the case of clause (x) above, at the option of the Holder, either reinstate the portion of the Warrant and equivalent number of Warrant Shares for which such exercise was not honored or deliver to the Holder the number of shares of Common Stock that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder.  If the Holder and the Company are unable to agree upon the determination of the Weighted Average Price, within one Business Day of such disputed determination being submitted to the Holder, then the Company shall immediately submit via facsimile the disputed determination of the Weighted Average Price to an independent, reputable investment banking firm agreed to by the Company and the Holder.  The Company shall cause the investment banking firm to perform the determination and notify the Company and the Holder of the results no later than two Business Days after the date it receives the disputed determinations.  Such investment banking firm’s determination shall be deemed conclusive absent manifest error.

(e)

Book-Entry.  Notwithstanding anything to the contrary set forth herein, upon exercise of this Warrant in accordance with the terms hereof, the Holder shall not be required to physically surrender this Warrant to the Company unless it is being exercised for all of the Warrant Shares represented by the Warrant.  The Holder and the Company shall maintain records showing the number of Warrant Shares exercised and issued and the dates of such exercises or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Warrant upon each such exercise.  In the event of any dispute or discrepancy, such records of the Company establishing the number of Warrant Shares to which the Holder is entitled shall be controlling and determinative in the absence of error.  Notwithstanding the foregoing, if this Warrant is exercised as aforesaid, the Holder may not transfer this Warrant unless the Holder first physically surrenders this Warrant to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Warrant of like tenor, registered as the Holder may request, representing in the aggregate the remaining number of Warrant Shares represented by this Warrant.  The Holder, by acceptance of this Warrant, acknowledges and agrees that, by reason of the provisions of this paragraph, following exercise of any portion of this Warrant, the number of Warrant Shares represented by this Warrant may be less than the number stated on the face hereof.

Section 3.

Covenants as to Common Stock.  The Company hereby covenants and agrees as follows:

(a)

This Warrant is, and any Warrants issued in substitution for or replacement of this Warrant will upon issuance be, duly authorized and validly issued.

(b)

All Warrant Shares that may be issued upon the exercise of the rights represented by this Warrant will, upon issuance and receipt of payment therefor from the Holder (including through a reduction in principal outstanding under applicable Notes in accordance with the Financing Agreement), be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof.

(c)

At all times through (and including) the Expiration Date, the Company will at all times have authorized and reserved at least 100% of the number of shares of Common Stock needed to provide for the exercise of the rights then represented by this Warrant (without regard to any limitations or restrictions on exercise).

(d)

The Company shall promptly secure the quotation or listing of the Warrant Shares on the Principal Market for the Common Stock and each other market or exchange on which the Common Stock is traded or listed and shall maintain, so long as any other shares of Common Stock shall be so traded or listed, such listing of all Warrant Shares from time to time issuable upon the exercise of this Warrant; and the Company shall so list, and shall maintain such listing of, any other shares of capital stock of the Company issuable upon the exercise of this Warrant on the Principal Market for such capital stock and each other market or exchange on which such capital stock is traded or listed.

(e)

The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by it hereunder, but will at all times in good faith assist in the carrying out of all the provisions of this Warrant and take all such action as may reasonably be requested by the Holder in order to protect the exercise privilege of the Holder against impairment, consistent with the tenor and purpose of this Warrant.  Without limiting the generality of the foregoing, the Company (i) shall not increase the par value of any shares of Common Stock receivable upon the exercise of this Warrant above $0.001 per share, and (ii) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant.

(f)

This Warrant will be binding upon any entity succeeding to the Company by merger, consolidation or acquisition of all or substantially all of the Company’s assets.

Section 4.

Taxes.  The Company shall pay any and all taxes that may be payable with respect to the issuance and delivery of Warrant Shares upon exercise of this Warrant.

Section 5.

Warrant Holder Not Deemed a Stockholder.  Except as otherwise provided herein, the Holder, as holder of this Warrant, shall not be entitled to vote or be deemed the holder of shares of the Company for any purpose (other than to the extent that the Holder is deemed to be a beneficial owner of Warrant Shares under applicable securities laws after taking into account the limitation set forth in the first paragraph of this Warrant), nor shall anything contained in this Warrant be construed to confer upon the Holder, as holder of this Warrant, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the Deemed Issuance Date of the Warrant Shares that the Holder is then entitled to receive upon the due exercise of this Warrant.  In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (except to the extent set forth in an Exercise Notice that has been delivered by the Holder to the Company) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company.  Notwithstanding the foregoing, the Company will provide the Holder with copies of the same notices (without duplication if the Holder is also a stockholder of the Company) and other information given to the stockholders of the Company generally, contemporaneously with the giving thereof to the stockholders.

Section 6.

Representations and Warranties of Holder.  The Holder, by the acceptance hereof, represents and warrants that it is acquiring this Warrant, and upon exercise hereof will acquire the Warrant Shares, for its own account and not with a view towards, or for resale in connection with, the public sale or distribution of this Warrant or the Warrant Shares in a manner that would not violate the Securities Act, except pursuant to sales registered, or exempted from registration, under the Securities Act; provided, however, that by making the representations herein, the Holder does not agree to hold this Warrant or any of the Warrant Shares for any minimum or other specific term and reserves the right to dispose of this Warrant and the Warrant Shares at any time in accordance with or pursuant to a registration statement or an exemption under the Securities Act.  The Holder further represents, by acceptance hereof, that, as of the date of its acquisition of this Warrant, the Holder is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D promulgated by the Securities and Exchange Commission under the Securities Act.  The Holder, by acceptance hereof, understands that (a) no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Warrant or the Warrant Shares or the fairness or suitability of the investment in the Warrant or the Warrant Shares, and (b) except as provided in the Registration Rights Agreement, this Warrant and the Warrant Shares issuable upon exercise hereof have not been and are not being registered under the Securities Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred except pursuant to an effective registration statement or an exemption from registration; provided, however, that the Warrant and the Warrant Shares may be pledged in connection with a bona fide margin account or other loan or financing arrangement secured thereby and such pledge of the Warrant and the Warrant Shares, as applicable, shall not be deemed by the Company to be a transfer, sale or assignment thereof hereunder, and, in such event, the Holder shall not be required to provide the

Company with any notice thereof or otherwise make any delivery to the Company pursuant to this Warrant or otherwise.  Each delivery of an Exercise Notice (other than in connection with an exercise through a reduction in principal outstanding under applicable Notes in accordance with the Financing Agreement) shall constitute confirmation at such time by the Holder of the representations concerning the Warrant Shares set forth in the first three sentences of this Section 6, unless contemporaneously with the delivery of such Exercise Notice, the Holder notifies the Company in writing that it is not making such representations (a “Representation Notice”).  If the Holder delivers a Representation Notice in connection with an exercise, it shall be a condition to the Holder’s exercise of this Warrant and the Company’s obligations set forth in Section 2 in connection with such exercise, that the Company receive such other representations as the Company considers reasonably necessary to assure the Company that the issuance of its securities upon exercise of this Warrant shall not violate any applicable registration requirements of United States or state securities laws.

Section 7.

Ownership and Transfer.

(a)

The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to the Holder), a register for this Warrant, in which the Company shall record the name and address of the person in whose name this Warrant has been issued, as well as the name and address of each transferee.  The Company may treat the person in whose name any Warrant is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any transfers made in accordance with the terms of this Warrant.

(b)

Subject to compliance with applicable U.S. federal and state securities laws, this Warrant may be offered, sold, assigned or transferred by the Holder, upon proper surrender of this Warrant, properly endorsed, without the consent of the Company, and in connection therewith the Holder may transfer any rights related thereto under the Financing Agreement pursuant to Section 13.8(c) thereof; provided, however, that the Holder may not offer, sell, assign or transfer this Warrant to any Person that is directly engaged in the same business as the Company and its subsidiaries as conducted on the Warrant Date.

Section 8.

Adjustment of Number of Warrant Shares.  The Warrant Exercise Price and the number of shares of Common Stock issuable upon exercise of this Warrant shall be adjusted from time to time as follows:

(a)

Adjustment of Warrant Exercise Price upon Subdivision or Combination of Common Stock.  If the Company at any time after the date of issuance of this Warrant subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Warrant Exercise Price in effect immediately prior to such subdivision will be proportionately reduced and the number of shares of Common Stock obtainable upon exercise of this Warrant will be proportionately increased.  If the Company at any time after the date of issuance of this Warrant combines (by combination, reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Warrant Exercise Price in effect immediately prior to such combination will be proportionately increased and the number of shares of Common Stock obtainable upon exercise of this Warrant will be proportionately decreased.  Any adjustment under this Section 8(a) shall become effective at the close of business on the date the subdivision or combination becomes effective or, if earlier, the record date with respect to the subdivision or combination.

(b)

Distribution of Assets.  If the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of Common Stock, by way of return of capital or otherwise (including any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Warrant, then, in each such case:

(i)

the Warrant Exercise Price in effect immediately prior to the close of business on the record date fixed for the determination of holders of Common Stock entitled to receive the Distribution shall be reduced, effective as of the close of business on such record date, to a price determined by multiplying such Warrant Exercise Price by a fraction of which (A) the numerator shall be the Weighted Average Price of the Common Stock on the Trading Day immediately preceding such record date minus the value of the Distribution (as determined in good faith by the Company’s board of directors) applicable to one share of Common Stock, and (B) the denominator shall be the Weighted Average Price of the Common Stock on the Trading Day immediately preceding such record date; and

(ii)

at the option of the Holder, in its sole discretion, either (A) the number of Warrant Shares obtainable upon exercise of this Warrant shall be increased to a number of shares equal to the number of shares of Common Stock obtainable immediately prior to the close of business on the record date fixed for the determination of holders of Common Stock entitled to receive the Distribution multiplied by the reciprocal of the fraction set forth in the immediately preceding clause (i), or (B) in the event that the Distribution is of common stock of a company whose common stock is traded on a national securities exchange or quoted on an over-the-counter market, then the holder of this Warrant shall receive an additional warrant, the terms of which shall be identical to those of this Warrant, except that such warrant shall be exercisable for the number of shares of common stock of such company that would have been payable to the holder of this Warrant pursuant to the Distribution had the holder exercised this Warrant in full immediately prior to such record date (without taking into account any limitations on the exercisability of this Warrant) and with an exercise price equal to the amount by which the exercise price of this Warrant was decreased with respect to the Distribution pursuant to the terms of the immediately preceding clause (i).

(c)

Certain Events.  If any event occurs of the type contemplated by the provisions of this Section 8 but not expressly provided for by such provisions, then the Company’s Board of Directors will make an appropriate adjustment in the Warrant Exercise Price and the number of shares of Common Stock obtainable upon exercise of this Warrant so as to protect the rights of the Holder; provided that no such adjustment will increase the Warrant Exercise Price or decrease the number of shares of Common Stock obtainable as otherwise determined pursuant to this Section 8.

(d)

Par Value.  Notwithstanding anything to the contrary contained in this Section 8, if, as a result of an adjustment pursuant to this Section 8, the par value per share of Common Stock would be greater than the Warrant Exercise Price after such adjustment, then the Warrant Exercise Price shall be an amount equal to the par value per share of the Common Stock but the number of shares the holder of this Warrant shall be entitled to purchase shall be the number of shares of Common Stock as would have resulted from the Warrant Exercise Price that, absent such limitation, would have resulted from such adjustment pursuant to this Section 8.  The foregoing adjustment shall not constitute a waiver of any claim arising against the Company by reason of any covenant contained in Section 3(e).

Section 9.

Purchase Rights; Reorganization, Reclassification, Consolidation, Merger or Sale; Dividends/Distributions of Assets.

(a)

Purchase Rights.  In addition to any adjustments pursuant to Section 8 above, if at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of its capital stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights that the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations or restrictions on exercise) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

(b)

Organic Change.  Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company’s assets to another Person or other transaction that is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as an “Organic Change.”  Prior to the consummation of any (i) sale of all or substantially all of the Company’s assets to an acquiring Person or (ii) other Organic Change following which the Company is not a surviving entity, the Company will secure from the Person purchasing such assets or the successor resulting from such Organic Change (in each case, the “Acquiring Entity”) a written agreement (in form and substance satisfactory to holders of Financing Warrants representing at least a majority of the shares of Common Stock obtainable upon exercise of the Financing Warrants then outstanding without regard to any limitation on exercise thereof) to deliver to each holder of Financing Warrants, in exchange for each such Financing Warrant, a security of the Acquiring Entity evidenced by a written instrument substantially similar in form and substance to this Warrant and satisfactory to the holders of Financing Warrants (including, an adjusted Warrant Exercise Price equal to the value for the Common Stock reflected by the terms of such consolidation, merger or sale, and exercisable for a corresponding number of shares of Common Stock acquirable and receivable upon exercise of such Financing Warrant (without regard to any limitations on exercises), if the value so reflected is less than the Warrant Exercise Price in effect immediately prior to such consolidation, merger or sale).  Prior to the consummation of any other Organic Change, the Company shall make appropriate provision (in form and substance satisfactory to the holders of such Financing Warrants representing at least a majority of the shares of Common Stock obtainable upon exercise of the Financing Warrants then outstanding, without regard to any limitation on exercise thereof) to ensure that each of the holders of the Financing Warrants will thereafter have the right to acquire and receive in lieu of or in addition to (as the case may be) the shares of Common Stock immediately theretofore acquirable and receivable upon the exercise of such holders’ Financing Warrants (without regard to any limitations on exercises), such shares of stock, securities or assets that would have been issued or payable in such Organic Change with respect to or in exchange for the number of shares of Common Stock that would have been acquirable and receivable upon the exercise of such holder’s Financing Warrant as of the date of such Organic Change (without taking into account any limitations on the exercisability of any of the Financing Warrants).

(c)

Notices.

(i)

As soon as reasonably practicable, but in no event later than two Business Days, upon any adjustment of the Warrant Exercise Price or number of shares of Common Stock obtainable upon exercise of this Warrant, the Company will give written notice thereof to the Holder, setting forth in reasonable detail, and certifying, the calculation of such adjustment; provided, however, that neither the timing of giving any such notice nor any failure by the Company to give such a notice shall effect any such adjustment or the effective date thereof.

(ii)

The Company will give written notice to the Holder at least 10 days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, (B) with respect to any pro rata subscription offer to holders of Common Stock or (C) for determining rights to vote with respect to any Organic Change, dissolution or liquidation, provided that such information shall be made known to the public prior to or contemporaneously with such notice being provided to the Holder.

(iii)

The Company will also give written notice to the Holder at least 10 days prior to the date on which any Organic Change, dissolution or liquidation will take place, provided that such information shall be made known to the public prior to or contemporaneously with such notice being provided to the Holder.

Section 10.

Put Right.

(a)

At any time after the earlier of (i) April 30, 2016 and (ii) the Maturity Date (as such term is defined in the Financing Agreement), but on or prior to the Expiration Date (“Put Period”), the Holder shall have the right (a “Put Right”), but not the obligation, in its sole discretion, to require the Company to purchase from the Holder, from time to time, all or any portion of this Warrant that has not then been previously exercised (without taking into account any limitations on the exercisability of this Warrant) in accordance with the terms hereof.  In order to exercise a Put Right, the Holder shall deliver to the Company a written notice (a “Put Right Notice”) setting forth (i) the election by the Holder to exercise a Put Right and (ii) the unexercised portion of this Warrant, by reference to the number of underlying Warrant Shares, for which a Put Right is being exercised (“Put Right Securities”).

(b)

The purchase price for Put Right Securities at any Put Right Closing shall be an amount equal to the product of (i) a fraction, the numerator of which is the number of Put Right Securities for which the Put Right is then being exercised, and the denominator of which is the total number of Warrant Shares for which this Warrant was originally exercisable as of the Warrant Date (giving effect to any adjustment of the number of Warrant Shares occurring prior to the Put Right Closing, as provided herein, as if such adjustment had been effective when this Warrant was originally issued, and without regard to any limitations or restrictions on exercise), multiplied by the lesser of (A) fifty percent (50%) of the total revenue for the Company and its subsidiaries, on a consolidated basis, for the trailing twelve month period ending with the then-most recently completed fiscal quarter of the Company, as shall be certified in writing by the Company’s Chief Financial Officer and agreed upon in good faith by the Company and the Holder, and (B) One Million Five Hundred Thousand Dollars ($1,500,000), and multiplied by (ii) a fraction, the numerator of which is the total number of Warrant Shares for which this Warrant was originally exercisable as of the Warrant Date, and the denominator of which is the total number of shares of Common Stock for which the Financing Warrants, including this Warrant, were originally exercisable as of the Warrant Date (in each such case without regard to any limitations or restrictions on exercise).

(c)

The consummation of a purchase and sale of Put Right Securities (a “Put Right Closing”) shall be as mutually determined by the Company and the Holder, but in any event shall occur no later than 30 days following the delivery of the Put Right Notice.  At a Put Right Closing, the Company shall deliver the purchase price, calculated in accordance with Section 10(b), by wire transfer of immediately available funds to an account designated by the Holder.  The Holder shall not be required to physically surrender this Warrant in connection with any election by the Holder to exercise a Put Right pursuant to this Section 10, unless such Put Right is being exercised for all of the remaining Warrant Shares then-represented by this Warrant.  The Company shall be responsible for the expenses (including attorneys’ fees and expenses) of the Holder incurred in connection with any exercise of the Put Right.

Section 11.

Major Transaction Early Termination Right.

(a)

At least 30 days prior to the consummation or occurrence of any Major Transaction prior to the Expiration Date, but, in any event, no later than the first to occur of (i) the date of the public announcement of such Major Transaction if such announcement is made before 4:00 p.m., New York City time, or (ii) the day following the public announcement of such Major Transaction if such announcement is made on and after 4:00 p.m., New York City time, the Company shall deliver written notice thereof to the Holder (a “Major Transaction Notice”).  At any time during the period beginning after the Holder’s receipt of a Major Transaction Notice and ending on the later of (x) five Trading Days prior to the consummation of such Major Transaction, and (y) five Trading Days following the Holder’s receipt of such Major Transaction Notice (the “Early Termination Period”), the Holder may require the Company to purchase (an “Early Termination Upon Major Transaction”) all or any portion of this Warrant (without taking into account any limitations on the exercisability of this Warrant), which shall be conditioned upon the consummation of the Major Transaction, by delivering written notice thereof (“Major Transaction Early Termination Notice”) to the Company, which Major Transaction Early Termination Notice shall indicate the portion of the Warrant, calculated with reference to the number of Warrant Shares underlying such portion relative to the total number of Warrant Shares underlying the Warrant, that the Holder is electing to have redeemed upon the consummation of the Major Transaction.  The portion of this Warrant subject to purchase pursuant to this Section 11(a) (the “Redeemable Shares”) shall be redeemed by the Company at a price (the “Major Transaction Warrant Early Termination Price”) payable in cash equal to the “Black Scholes Value” of the Redeemable Shares determined by use of the Black Scholes Option Pricing Model applying the criteria set forth in Schedule I hereto.  The Holder shall not be required to physically surrender this Warrant in connection with any election by the Holder to cause an Early Termination Upon Major Transaction, unless such Early Termination Upon Major Transaction is being exercised for all of the remaining Warrant Shares then-represented by this Warrant.

(b)

Concurrently upon the consummation of such Major Transaction, the Company shall pay the Major Transaction Warrant Early Termination Price, by wire transfer of immediately available funds, to an account designated by the Holder.  Notwithstanding anything to the contrary in this Section 11, until the Major Transaction Warrant Early Termination Price is paid in full, this Warrant may be exercised, in whole or in part, by the Holder in accordance with the terms hereof.

(c)

The Company hereby acknowledges and agrees that, in the event the Holder delivers to the Company a Major Transaction Early Termination Notice, the Holder shall have the right to apply for an injunction in any state or federal courts sitting in the City of Chicago to prevent the closing of the Major Transaction unless and until the Company shall have made arrangements (which may include obtaining a written agreement from the Acquiring Entity, as applicable, that payment of the Major Transaction Warrant Early Termination Price shall be made to the Holder upon the consummation of the Major Transaction) satisfactory to the Holder, as determined by the Holder in its sole discretion, that the Major Transaction Warrant Early Termination Price will be paid, in full, to the Holder concurrently with the consummation of such Major Transaction.

Section 12.

Lost, Stolen, Mutilated or Destroyed Warrant.  If this Warrant is lost, stolen, mutilated or destroyed, the Company shall promptly, on receipt of an indemnification undertaking in customary form (or in the case of a mutilated Warrant, the Warrant), issue a new Warrant of like denomination and tenor as this Warrant so lost, stolen, mutilated or destroyed.

Section 13.

Notice.  Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Warrant must be in writing and will be deemed to have been delivered:  (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party) or e-mail; or (iii) one Business Day after deposit with a nationally recognized overnight courier service, in each case properly addressed to the party to receive the same.  The addresses and facsimile numbers for such communications shall be:

If to the Company:

Social Reality, Inc.

456 Seaton Street

Los Angeles, California 90013

Attention:  Christopher Miglino

If to the Holder, to it at the address, facsimile number and e-mail address set forth on the Schedule of Lenders to the Financing Agreement, with copies to the Holder’s representatives as set forth on the Schedule of Lenders, or, in the case of the Holder or any Person named above, at such other address, facsimile number and/or e-mail address and/or to the attention of such other Person as the recipient party has specified by written notice given to the other party at least five days prior to the effectiveness of such change.  Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by a nationally recognized overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from a nationally recognized overnight courier service in accordance with clause (i), (ii) or (iii) above, respectively.

Section 14.

Date.  The date of this Warrant is October 30, 2014 (the “Warrant Date”).  This Warrant, in all events, shall be wholly void and of no effect after 11:59 P.M., New York City time, on the Expiration Date, except to the extent it has been exercised prior thereto and except that any applicable provisions of this Warrant shall continue in full force and effect after such date as to any Warrant Shares or other securities issued upon the exercise of this Warrant.

Section 15.

Amendment and Waiver.  Except as otherwise provided herein, the provisions of this Warrant and the other Financing Warrants may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the holders of Financing Warrants representing at least a majority of the shares of Common Stock obtainable upon exercise of the Financing Warrants then outstanding; provided that no such action may increase the warrant exercise price of any Financing Warrant or decrease the number of shares or change the class of stock obtainable upon exercise of any Financing Warrant without the written consent of the holder of such Financing Warrant.

Section 16.

Descriptive Headings; Governing Law.  The descriptive headings of the several sections and paragraphs of this Warrant are inserted for convenience only and do not constitute a part of this Warrant.  All questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be governed by the internal laws of the State of Illinois, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois.

Section 17.

Rules of Construction.  Unless the context otherwise requires, (a) all references to Articles, Sections, Schedules or Exhibits are to Articles, Sections, Schedules or Exhibits contained in or attached to this Warrant, (b) words in the singular or plural include the singular and plural and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter, and (c) the use of the word “including” in this Warrant shall be by way of example rather than limitation.

Section 18.

Signatures.

In the event that any signature to this Warrant or any amendment hereto is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.  Notwithstanding the foregoing, the Company shall be obligated to deliver to the Holder an originally executed Warrant.  No party hereto shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Warrant or any amendment hereto or the fact that such signature was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation or enforceability of a contract, and each party hereto forever waives any such defense.

* * * * * *

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed as of the 30th day of October, 2014.

SOCIAL REALITY, INC.

By:	/s/ Christopher Miglino
Name:	Christopher Miglino
Title:	Chief Executive Officer

18

EXHIBIT A TO WARRANT

EXERCISE NOTICE

TO BE EXECUTED BY THE REGISTERED HOLDER TO EXERCISE THIS WARRANT

SOCIAL REALITY, INC.

The undersigned holder (the “Holder”) hereby exercises the right to purchase _________________ of the shares of Class A Common Stock (“Warrant Shares”) of SOCIAL REALITY, INC., a Delaware corporation (the “Company”), evidenced by the attached Warrant (the “Warrant”).  Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

1.  Form of Warrant Exercise Price.  The holder intends that payment of the Warrant Exercise Price shall be made with respect to ___________________ Warrant Shares.

2.  Payment of Warrant Exercise Price.  In the event that the Holder has elected an exercise with respect to some or all of the Warrant Shares to be issued pursuant hereto, the Holder shall

☐

pay all or a portion of the Aggregate Exercise Price in the sum of $___________________ to the Company by check or wire transfer of funds; and/or

☐

pay all or a portion of the Aggregate Exercise Price in the sum of $__________ through cancellation of such amount of principal outstanding under Notes held by the Holder in accordance with Section 2.3(e) of the Financing Agreement.

3.  Exercise Trigger Transaction.  This exercise of the Warrant is conditioned upon the consummation of the following Exercise Trigger Transaction: __________________________1

4.  Delivery of Warrant Shares.  The Company shall issue __________ Warrant Shares in accordance with the terms of the Warrant as follows:

☐  Physical Certificate; or

☐  Direct Registration System (DRS); or

☐  Deposit/Withdrawal At Custodian (DWAC) system

Issue to:_________________________________________________________________

Address (for delivery of physical certificate or DRS statement, as applicable): _________

________________________________________________________________________

Facsimile Number: ________________________________________________________

DTC Participant Number and Name (if through DWAC):  _________________________

Account Number  (if through DWAC): ________________________________________

———————

1

No such condition applies if left blank

5.  Representations.  Other than in connection with an exercise through a reduction in principal outstanding under applicable Notes in accordance with the Financing Agreement, the undersigned hereby confirms the representations concerning the Warrant Shares set forth in the first three sentences of Section 6 of the Warrant (unless the Holder has otherwise notified the Company in writing).

Name of Registered Holder of this Warrant

By:____________________________

Date: ____________________________

Name:

Title:

ACKNOWLEDGMENT

The Company hereby acknowledges this Exercise Notice and hereby directs [TRANSFER AGENT] to issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated ________, 2014 from the Company and acknowledged and agreed to by [TRANSFER AGENT].

SOCIAL REALITY, INC.

By:
Name:
Title:

Schedule I

Criteria for Calculating Black Scholes Value

Remaining Term	Number of calendar days from the date of public announcement of the Major Transaction until the Expiration Date.
Interest Rate	A risk-free interest rate corresponding to the US$ LIBOR/Swap rate for a period equal to the Remaining Term.
Volatility

If the first public announcement of the Major Transaction is made at or prior to 4:00 p.m., New York City time, the arithmetic mean of the historical volatility for the 10, 30 and 50 Trading Day periods ending on the date of such first public announcement, obtained from the HVT or similar function on Bloomberg.

If the first public announcement of the Major Transaction is made after 4:00 p.m., New York City time, the arithmetic mean of the historical volatility for the 10, 30 and 50 Trading Day periods ending on the next succeeding Trading Day following the date of such first public announcement, obtained from the HVT or similar function on Bloomberg.

Stock Price

The greater of (1) the closing price of the Common Stock on the Principal Market (the “Closing Market Price”) on the Trading Day immediately preceding the date on which the Major Transaction is consummated, (2) the first Closing Market Price following the first public announcement of the Major Transaction, or (3) the Closing Market Price on the date immediately preceding the first public announcement of the Major Transaction.

Dividends	Zero.
Strike Price	Warrant Exercise Price as defined in Section 1(b).